Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-178663) of BT Group plc of our report dated 9 May 2018, except for the effects of the restatement discussed in Note 1 to the financial statements and the matter described on page 185 of Management’s Report on Internal Control Over Financial Reporting, as to which the date is 19 September, 2018, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in BT Group plc’s Annual Report and Form 20-F for the year ended March 31, 2018, included as Exhibit 15.2 to Amendment No. 2 to Form 20-F (“Amendment No. 2”).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

London, United Kingdom

20 September, 2018